Exhibit 2.1

ASSET PURCHASE AGREEMENT

         THIS AGREEMENT , (hereinafter, together with the Exhibits annexed hereto the “ Agreement ”) is made and entered into as of the 20th day of June, 2016, by and between Kruckeberg Industries, LLC , a Delaware corporation  (“ Purchaser ”), STINAR HG, INC. , dba STINAR CORPORATION , a Minnesota corporation (“ Seller ”), and OAKRIDGE HOLDINGS, INC. , a Minnesota corporation(the “ Shareholder ”).

RECITALS

         1.       Seller owns and operates a business (the “ Business ”) of manufacturing ground support equipment for the commercial and military aviation industries.

         2.       Seller operates the Business at a premise which it owns (the “ Premise ” or the “ Real Estate ”) located at 3255 Sibley Memorial Highway, Eagan, Minnesota 55121, as more particularly described in Exhibit A attached hereto.

         3.       Purchaser desires to purchase the Business, the Premise, and substantially all of the assets utilized in the Business, other than the Retained Assets, as defined below.  Seller is willing to sell said assets and Business to Purchaser upon the terms and conditions hereinafter set forth, in exchange for cash and the assumption by Purchaser of certain specified liabilities.

         4.       Shareholder is the sole shareholder of Seller, and will be financially benefited by the transactions provided for in this Agreement.

          NOW, THEREFORE , in consideration of the purchase and sale of the assets and the mutual promises, covenants and conditions hereinafter set forth, Purchaser, Seller and Shareholder hereby agree as follows:

ARTICLE I

DEFINITIONS

          As used herein, the following terms shall have the meanings set forth below, and where said meanings are intended, said terms shall be capitalized:

          “ Acquired Contracts ” shall mean all of the Seller’s right, title and interest in and to all contracts and agreements (other than Orders) which relate to the Business or the Purchased Assets being purchased hereunder, all of which are listed on Exhibit C attached hereto.  Those Contracts listed on Exhibit C under the heading “Assigned Contracts” and any other contracts which Purchaser elects to acquire as provided herein are referred to as the “ Acquired Contracts .” For the avoidance of doubt, the Acquired Contracts do not include any contracts that are Retained Assets. If a contract listed on Exhibit C requires consent to assignment from a third-party then, if so elected by Purchaser, such contract shall not be assigned until such consent is obtained.

          “ Adverse Recommendation Change ” has the meaning set forth in Section 11.3.

          “ Affiliate ” shall mean: (i) with respect to a corporation, limited liability company, partnership, trust or other legal entity (the “ Subject Entity ”), any other person directly or indirectly controlling, controlled by or under common control with the Subject Entity, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing; and (ii) with respect to any natural person, any other legal entity that directly or indirectly through one or more intermediaries is controlled by such natural person, and any child, stepchild, grandchild, parent, stepparent, grandparent, spouse or sibling of that natural person or his or her spouse, including adoptive relationships.

          “ Agreement ” has the meeting set forth in the Preamble.

          “ Assignment Agreement ” has the meaning set forth in Section 3.1.

          “ Assumed Liabilities ” means those Liabilities specifically stated on Exhibit D, and no others.

          “ Assumed Vacation Liability " means the liability for accrued vacation owed by Seller to employees of Seller who are hired by Purchaser effective the day after Closing, as such liability exists as of the Effective Time, in the amount of such liability which is assumed by Purchaser. It is understood that the amount of accrued vacation assumed by Purchaser for any individual employee shall not exceed the amount which such employee can earn in one year. Any amount of accrued vacation in excess of said amount shall remain Seller’s responsibility.

          “ Assumption Agreement ” has the meaning set forth in Section 3.1.

          “ Bill of Sale ” has the meaning set forth in Section 3.1.

          “ Board Recommendation ” has the meaning set forth in Section 11.3.

          “ Books and Records ” shall mean all of Seller’s books and records for the Business (other than Seller’s tax returns, minute books and other corporate records) including without limitation, data on Seller’s computers and on memory sticks or other storage devices (including printouts or other tangible representations of such data); lists of customers and suppliers; customer files; market studies and market data; records with respect to pricing, volume, payment history, cost, inventory, machinery and equipment, sales, purchasing and materials; mailing lists; and distribution and customer lists.

          “ Business ” has the meaning set forth in the Recitals.

          “ Capitalized Lease ” shall mean a lease by any Person as lessee of any property or asset, which lease is, or should be, in accordance with Financial Accounting Standards Board Statement Number 13, as amended from time to time (or, if such statement is not then in effect, such statement of GAAP as may be applicable) recorded as a liability as a “capital lease” on the financial statements of such Person where such financial statements are prepared in accordance with GAAP.

          “ Capitalized Lease Obligations ” shall mean, as to any Person, all rental obligations of such Person, as lessee under a Capitalized Lease, in the amounts which are, in accordance with GAAP, required to be capitalized on the books of such Person.

          “ Claiming Party ” has the meaning set forth in Section 12.5.

          “ Closing Date ” shall mean the date on which the Closing hereunder is held.  The Closing shall be held at the offices of Gray, Plant, Mooty, Mooty & Bennett, P.A. in Minneapolis, Minnesota, at 9:00 a.m., then current Central time, on August 31, 2016, or at such other time or date as the parties may mutually agree upon in writing, unless delayed by a party for failure to satisfy conditions precedent to said party’s obligations hereunder, in which case Closing shall be held as soon as practicable after such conditions are satisfied.  The Closing will be effective as of the Effective Time.

          “ Confidential Information ” has the meaning set forth in Section 7.2.

          “ Consultant ” means Landmark Environmental, LLC.

          “ Consulting Agreement ” has the meaning set forth in Section 2.6.

          “ Covenator ” has meaning set forth in Section 7.1.

          “ Covenators ” has meaning set forth in Section 7.1.

          “ Deed ” has the meaning set forth in Section 3.1.

          “ Deductible ” has the meaning set forth in Section 12.1.

          “ Designated Superior Proposal ” has the meaning set forth in Section 11.3.

          “ Effective Time ” means 11:59 PM on the Closing Date.

          “ Employment Agreement ” has meaning set forth in Section 2.7.

          “ Environmental Laws ” means the Laws relating to nuisance, the protection of natural resources or the environment, or to public or worker health, safety or welfare, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq. ; the Solid Waste Disposal/Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. ; the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq. ; the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; the Federal Water Pollution Control/Clean Water Act, 33 U.S.C. §1251 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f et seq.; the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. §11001, et seq.; the Occupational Safety and Health Act, 29 U.S.C. §651 et seq. ,and comparable federal, state, regional and local Laws, all as amended.

           “ Equipment ” means all of Seller’s tangible assets, other than inventory and supplies, including but not limited to furniture, machinery, equipment, signs and sign structures, tools, computers, computer systems and the software used therewith, office equipment, welders, and vehicles (excluding chassis which are part of Inventory). The Equipment specifically includes, but is not limited to, (i) the items of Equipment listed on Exhibit E attached hereto, and (ii) even though not listed on Exhibit E, all tools and equipment owned by Seller or Shareholder and used in the Business.

          “ Escrow ” has meaning set forth in Section 2.2(b).

          “ Escrow Agent ” has meaning set forth in Section 2.2(b).

          “ Escrow Agreement ” has meaning set forth in Section 2.2(b).

          “ GAAP ” means generally accepted accounting principles, applied on a basis consistent with Seller’s past practices (provided that such past practices are consistent with generally accepted accounting principles).

          “ Ground Support Equipment Business ” has meaning set forth in Section 7.1.

          “ Harvey Covenant ” has the meaning set forth in Section 7.1.

          “ Hazardous Substances ” means hazardous materials,wastes, pollutants, contaminants or irritants (including agricultural chemicals, pesticides and petroleum products and their derivatives), defined in, under reviewor regulated under any Environmental Law.

          “ Indemnifying Party ” has the meaning set forth in Section 12.5.

          “ Initial Claim Notice ” has the meaning set forth in Section 12.5.

          “ Intellectual Property Rights ” shall mean intellectual property and other similar proprietary rights, whether owned or held for use under license, whether registered or unregistered, consisting of: (a) trademarks, trade dress, service marks, certification marks, logos and trade names, and the goodwill associated with the foregoing (collectively, “ Marks ”); (b) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements,  (c) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, re-examinations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration, inventions, discoveries and improvements, whether or not patentable, and like rights (collectively, “ Patents ”); (d) writings and other works of authorship (“ Copyrights ”); (e) trade secrets, non-public and confidential business, technical and know-how information and rights to limit the use or disclosure thereof by any Person, including ideas, research and development, knowâÂ?Â?how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals (collectively, “ Trade Secrets ”); (f) software, including without limitation data files, source code, object code, firmware, application programming interfaces, databases and other software-related specifications and documentation (collectively, “ Software ”); (g) registered domain names and uniform resource locators (“ Domain Names ”); (h) all mask works and all applications, registrations and renewals thereof; (i) all other proprietary rights;  and (g) claims, causes of action and defenses relating to the enforcement of any of the foregoing; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing  with or by any Governmental Body in any jurisdiction.

          “ Interim Statements ” shall mean the unaudited consolidated balance sheets of Seller and Shareholder as of March 31, 2016, and related unaudited consolidated statements of income and retained earnings of Seller for the fiscal period ending on said date, compiled by Seller.

          “ Inventory ” shall mean all of Seller’s inventory and supplies, including raw materials, work-in-process and finished goods, and includes, for avoidance of doubt, all chassis.

          “ IP Assignment ” has the meaning set forth in Section 3.1.

          “ IRS ” has meaning set forth in Section 4.21.

          “ Knowledge ,” “ To the Knowledge of Seller ” or phrases of similar import shall mean to the reasonable knowledge of Robert C. Harvey and Robert B. Gregor.

          “ Laws ” means common law and any federal, state, local or foreign constitution, law, code, statute, rule, regulation, ordinance, order, determination, writ, injunction, ruling, judgment, decree, charge, or restriction of any governmental authority, each as amended and in effect as of the time of determination, whether as of the date hereof or as of a past time.

           “ Liabilities ” shall mean any indebtedness, claim, obligation or liability of any kind or nature whatsoever, whether absolute or contingent, liquidated or unliquidated, due or to become due, accrued or not accrued, known or unknown or otherwise, including, but not limited to, liabilities for taxes together with interest and penalties thereon.

          “ Licensed Software ” has meaning set forth in Section 4.13.

          “ Lien ” shall mean any lien (statutory or otherwise), claim, lease, mortgage, pledge, charge, collateral assignment, encumbrance, restriction or security interest.

          “ Losses ” has the meaning set forth in Section 12.1.

          “ Material Adverse Effect ” means, with respect to any business or Person, any event or condition that, individually or in the aggregate, has had or is reasonably likely to have a materially adverse effect on such business or the business of such Person, except that none of the following will be deemed to constitute, and none of the following will be taken into account in determining the occurrence of a Material Adverse Effect:  (a) any event or condition generally affecting any of the industries in which such business or such Person operates or the United States economy as a whole; (b) any national or international political or social event or condition, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or personnel; (c) any event or condition generally affecting any financial, banking or securities market (including any disruption thereof or any decline in the price of any security or any market index); (d) compliance with any term of, or the taking of any action required by, this Agreement; (e) any change in GAAP or other accounting requirement or principle or any change in applicable Law or the interpretation thereof; (f) any failure of such business or such Person to meet projections (provided that the underlying reasons for any such failure may be taken into account in determining the occurrence of a Material Adverse Effect); or (g) the announcement of the transactions contemplated by this Agreement; provided that with respect to clauses (a), (b), (c) or (e), the changes or conditions do not have a materially disproportionate effect on such business or Person (relative to other participants in the same industries).

          “ MPCA ” means the Minnesota Pollution Control Agency.

          “ Notice of Designated Superior Proposal ” has the meaning set forth in Section 11.3.

          “ Off-the-Shelf Software ”shall mean software that is readily available on standard license terms and conditions for a license fee of less than $5,000.

          “ Orders ” shall mean all orders from customers of Seller accepted by Seller in the ordinary course of business.

          “ PCB’s ” has meaning set forth in Section 4.14.

          “ Permit Assignment ” has the meaning set forth in Section 3.1.

          “ Permitted Lien ” means any:  (a) Lien for any Tax, assessment or other governmental charge that is not yet due and payable or that may thereafter be paid without penalty; or (b) mechanic’s, materialmen’s, landlord’s, carrier’s, supplier’s or vendor’s lien or similar Lien arising or incurred in the ordinary course of business of the applicable Person that secures any amount that is (i) not overdue, and (ii) properly reflected in accordance with GAAP in the financial statements of the applicable Person.

          “ Permits ” shall mean all licenses, permits, registrations, certificates, franchises, approvals and authorizations by governmental authorities or third parties held by or for Sellerin connection with the ownership or operation of the Business, the ownership, operation or possession of the Purchased Assets, or the occupancy or operation of the Premise, including without limitation those relating to Environmental Laws..

          “ Permitted Exceptions ” has the meaning set forth in Section 2.9(b).

          “ Person ” means any natural person, partnership, corporation, limited liability company, trustee or trust or any other legal entity or any governmental authority.

          “ Phase II Report ” shall mean the Phase II Environmental Assessment prepared by Landmark Environmental, LLC, with respect to the Real Estate, dated March 2016.

          “ Plans ” shall mean all plans, bills of material, blueprints, designs, processes, computer programs and related documents, formulae, process sheets, engineering drawings, instructions, machine manuals, any nonâÂ?Â?expired warranties and guarantees, and similar items used or required by the Business, including, but not limited to such items relating to Equipment and its operation.

          “ Premise ” has the meaning set forth in the Recitals.

          “ Purchased Assets ” shall mean the Premise, the Business, the goodwill and the going concern value of the Business, and all of the assets, properties and rights utilized in the Business, excluding only the Retained Assets.  The Purchased Assets include, but are not limited to, the Acquired Contracts, the Books and Records, all Equipment, all of Seller’s Intellectual Property Rights, all Inventory, the Orders existing as of the Closing Date, the Permits (to the extent transferrable), the Plans, the Receivables and the Web Assets.

          “ Purchaser ” has the meaning set forth in the Preamble.

          “ Purchaser Indemnitees ” has the meaning set forth in Section 12.1

          “ Purchase Price ” has the meaning set forth in Section 2.2(a).

          “ Real Estate ” has the meaning set forth in the Recitals.

          “ Receivables ” shall mean Seller’s accounts receivable arising from sales of merchandise or services to customers in the ordinary course of Seller’s business.

          “ Retained Assets ” shall mean those assets of Seller which are to be retained by Seller, and shall consist only of cash and cash equivalents, debt issuance costs, and the other items specifically listed on Exhibit B.

          “Seller ” has meaning set forth in the Preamble.

          “ Seller Indemnitees ” has the meaning set forth in Section 12.2.

          “ Seller Debt ” shall mean, for Seller: (i) any indebtedness for borrowed money or issued in substitution of or exchange for indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security and any contingent reimbursement obligation with respect to any letter of credit, (iii) the aggregate amount of Capitalized Lease Obligations, (iv) any indebtedness for borrowed money to the extent guaranteed in any manner by Seller (including guarantees in the form of an agreement to repurchase or reimburse) and any other indebtedness to the extent that Seller is indirectly liable as guarantor, surety or otherwise, and (v) all interest, premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of the obligations described in the foregoing clauses (i) though (iv) of this definition.

          “ Seller IP Rights ” has meaning set forth in Section 4.12.

          “ Seller Real Property Liens ” has the meaning set forth in Section 2.9(b).

          “ Seller Statements ” shall mean the audited, consolidated balance sheets of Seller and Shareholder as of June 30, 2015, June 30, 2014, and June 31, 2013, and consolidated statements of income and retained earnings of Seller and Shareholder for the fiscal years ending on said dates.

          “ Shareholder ” has the meaning set forth in the Preamble.

          “ Shareholder Approval ” has the meaning set forth in Section 9.9.

          “ Shareholder Special Meeting ” has the meaning set forth in Section 2.10.

          “ Superior Proposal ” means a bona fide written Third Party Acquisition Proposal that, in the good faith judgment of Shareholder’s board of directors, (i) if accepted, is reasonably likely to be consummated, and (ii) if consummated, is reasonably likely to result in a transaction that is more favorable to Shareholder’s shareholders than the transactions contemplated by this Agreement.

          “ Survey ” has the meaning set forth in Section 2.9(a).

          “ Surveyor ” has the meaning set forth in Section 2.9(a).

          “ Tax ” and “ Taxes ” means all federal, state, county, local, foreign and other taxes or assessments including, without limitation, income, estimated income, business, occupation, franchise, property (real and personal), sales, use, employment, social security, social welfare, pension, medical, VAT, gross receipts, transfer, ad valorem, profits, license, capital, payroll, employee withholding, unemployment, excise, goods and services, severance, stamp and including interest, penalties and additions in connection therewith.

          “ Taxing Authority ” shall mean any governmental body responsible for the administration or imposition of any Tax.

          “ Tax Return ” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Laws relating to any Tax.

          “ Term ” has meaning set forth in Section 7.1.

          “ Termination Fee ” shall mean $300,000.00.

          “ Third Party Acquisition Proposal ” shall mean (a) a merger, consolidation, or business combination that would result in any Person acquiring assets  representing, directly or indirectly, 50% or more of the consolidated net revenues, consolidated net income, or consolidated assets of Shareholder and its subsidiaries, taken as a whole; (b) a sale of 50% or more of the consolidated assets of Shareholder and its subsidiaries, taken as a whole; (c) the acquisition by any Person of 50% or more of the shares of capital stock of Shareholder or any similar transaction involving Shareholder or any of its subsidiaries, other than the transactions contemplated by this Agreement; or (d) the consummation of any other transaction or the entering into of any other agreement or arrangement with respect to any other transaction, the effect of which would have the same result as the occurrence of the preceding clauses (a), (b), or (c).

          “ Third Party Claim ” has the meaning set forth in Section 12.4.

          “ Title Commitment ” has the meaning set forth in Section 2.9(a).

          “ Title Company ” has the meaning set forth in Section 2.9(a).

          “ Title Evidence ” has the meaning set forth in Section 2.9(a).

          “ Title Policy ” has the meaning set forth in Section 2.9(a).

          “ Underground Tanks ” has meaning set forth in Section 4.14.

          “ Updated Commitment ” has the meaning set forth in Section 2.9(b).

          “ Updated Survey ” has the meaning set forth in Section 2.9(b).

          “ Updated Title Evidence ” has the meaning set forth in Section 2.9(b).

          “ Web Assets ” means all of Seller’s website domain names and URLs, Seller’s web server host and all associated administrative usernames and passwords.

          “ Work ” has the meaning set forth in Section 2.10.

          “ Work Expenses ” has the meaning set forth in Section 2.10.

ARTICLE II

PURCHASE AND SALE

       2.1        Basic Transaction.

(a)            On the terms and subject to the conditions of this Agreement, the Seller shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, at the Closing, good and valid title to the Purchased Assets.  Except as provided below, it is understood that all Purchased Assets are to be acquired free and clear of all Liens, other than Liens created by Purchaser or specifically listed on Exhibit D.  The Purchaser expressly understands and agrees that it is not purchasing or acquiring, and the Company is not selling or assigning, any Retained Assets, and all such Retained Assets are excluded from the Purchased Assets.

(b)           Subject to the terms and conditions set forth herein, the Purchaser will assume and agree to pay, perform and discharge when due all of the Assumed Liabilities, and no other Liens, liabilities or obligations.  Other than the Assumed Liabilities, Purchaser will not assume and will not be responsible to pay, perform or discharge any liabilities or obligations of the Seller or Shareholder of any kind, whether or not related to the operation of the Business.

        2.2     Purchase Price; Payment of Purchase Price.

(a)     On the Closing Date, subject to the terms and conditions set forth in this Agreement, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase, the Purchased Assets, for an amount equal to THREE-HUNDRED THOUSAND DOLLARS ($300,000.00) (the “ Purchase Price ”). All payments made hereunder are subject to the terms and conditions herein set forth herein, and will be made by Purchaser in reliance upon the representations, warranties, covenants and agreements contained herein.

(b)     At the Closing, the Purchaser will satisfy the Purchase Price by paying by wire transfer: (a) a cash amount of $200,000 directly to Seller, and (b) $100,000 in cash (the “ Escrow ”) to the account of an escrow agent mutually agreeable to the Purchaser and the Seller, as escrow agent (the “ Escrow Agent ”).  The Escrow and any accrued interest will serve as partial security for satisfaction of any indemnification obligations of the Company under Section 12.1 of this Agreement. The Escrow will be subject to the terms of an Escrow Agreement in a form mutually agreeable to the Parties(the “ Escrow Agreement ”), provided that the minimum term of the Escrow shall be two (2) years from the Closing Date, unless earlier released by mutual consent of the Parties.

         2.3     Limited Assumption of Liabilities.  Purchaser shall not assume or become liable for any Liabilities of Seller, including without limitation any Seller Debt, except only for the obligations under (i) accounts payable arising in the ordinary course of business of Seller as they exist as of the Effective Time; (ii) Seller's warranty obligations arising in the ordinary course of business of Seller with respect to products shipped by Seller prior to the Effective Time; (iii) the Assumed Vacation Liability as it exists as of the Effective Time; (iv) the Assumed Liabilities; (v) the Orders existing as of the Effective Time; and (vi) any Acquired Contracts, but in each case only with respect to performance first required after the Closing Date (specifically excluding any liability for any breaches or failure to perform which may have occurred under any Orders or Acquired Contracts prior to the Closing Date).

            Without limiting the generality of the foregoing, it is specifically understood and agreed that Purchaser is not assuming any other Liabilities of Seller. Without limitation: (i) except only for Purchaser’s assumption of Seller’s warranty obligations as provided in the preceding paragraph, Purchaser has no liability for, and is not assuming, any Liabilities of Seller relating to services provided by Seller or products sold by Seller, and in particular and without limitation Purchaser has no liability for product liability or service liability or product defect claims of any kind relating to products sold or services performed by Seller; (ii) Purchaser shall not assume any Seller Debt, except as specifically set forth on Exhibit D; and (iii)  except only for the Assumed Vacation Liability, Seller shall be responsible for any and all Liabilities owed to its employees which accrue before the Effective Time, including but not limited to any accrued vacation pay(whether vested or not) and sick pay, severance payments, health coverage, and unpaid wages.  In this connection, it is understood that although Purchaser intends to offer employment to some or all of Seller’s employees employed in the Business, Purchaser has the right to decide in its reasonable discretion which employees, if any, it will hire. Seller shall pay or satisfy all Liabilities that Seller has to employees (other than the Assumed Vacation Liability) within thirty (30) days of Closing, in accordance with Seller’s normal practices and procedures, so as to avoid any adverse impact upon the Business and the Purchased Assets in the hands of Purchaser.

          Subject to the terms and conditions in this Agreement, Seller and Shareholder, jointly and severally, shall indemnify, save and hold Purchaser harmless from and against any and all Liabilities of Seller, except only for those Liabilities specifically assumed by Purchaser pursuant to this Section, including without limitation, all Liabilities and Losses relating to or arising out of the ownership or operations of the Business, or the condition of the Premise on or prior to the Closing Date.

         2.4     Employee Matters.  On the Closing Date, Seller shall terminate all of Seller’s employees who work in the Business and assist Purchaser in offering employment to the same. Purchaser will, subject only to its ordinary employment diligence, background check, and other investigations and standards, offer employment to some of such employees.

         2.5     Prorations.  Seller and Purchaser agree to the following prorations and allocation of costs in connection with this Agreement and the transactions contemplated hereby:

(a)       All of the following operating costs of the Purchased Assets: (i) utilities, and (ii) any ordinary course of business service agreements for the Premise, each of which shall be allocated between Seller and Purchaser based upon the Effective Time, such that Seller shall pay that portion of the operating costs pertaining to that period of time up to and including the Effective Time, and Purchaser shall pay that portion of the operating costs from and after the Effective Time.

(b)  Sales taxes, deed tax or transfer taxes, if any, imposed in connection with the transactions contemplated hereby, shall be paid by Seller.

(c)       Real estate taxes due and payable in the year prior to the year of Closing and all prior years, including any real estate taxes otherwise payable during any such year which may have been deferred, shall be paid by Seller. Real estate taxes shall be prorated for those taxes which are due and payable during the calendar year in which the Closing Date occurs, such that Seller shall pay that portion of those taxes pertaining to that period of time up to and including the Closing Date, and Purchaser shall pay that portion of such taxes from and after the Closing Date.  In the event that, as of the Closing Date, the actual tax bill for the year of Closing is not available and the amount of taxes to be prorated as aforesaid cannot be ascertained, the rates, millages and assessed valuation of the previous year, with known changes, shall be used.  On or before the Closing Date, Seller shall pay all special assessments, whether or not then due, levied or pending against the Property as of the Closing Date; or, at Purchaser’s option, Purchaser shall receive a credit at Closing for the amount thereof against the Purchase Price.  If the actual amount of any pending or other assessments is not known at the Closing Date, the Title Company shall withhold in escrow from Seller’s proceeds at closing an amount equal to 125% of the estimated amount thereof.  When the amount of said assessments becomes fixed and payable, the Title Company shall apply said escrow in payment of the assessments, returning any surplus to Seller; provided that if the amount withheld in escrow is insufficient to pay the assessments, Seller shall immediately pay, and shall be liable for the immediate payment of, any such deficiency.  Purchaser shall be responsible for the payment of any special assessments which are not the responsibility of Seller pursuant to this Section.

(d)     Seller and Purchaser each shall pay one-half of the fee charged by the Title Company for handling the Real Estate portion of the Closing.  All other costs associated with closing the Real Estate portion of the transaction not specifically addressed herein shall be allocated in the manner customary for commercial real estate transactions in the Minneapolis-St. Paul metropolitan area.

           All prorations and payments to be made under the foregoing provisions shall be made on the basis of a written statement or statements agreed upon by Seller and Purchaser or in accordance with the closing statement for the Real Estate executed and delivered at Closing.  If not determined at or before Closing, the parties will endeavor to determine the amounts which are subject to this Section, and effectuate the pro-ration, within sixty (60) days after the Closing Date.  At that time, or as soon thereafter as the pro-rations have been completed, the party who owes a net amount based on the pro-rations shall promptly pay said amount to the other party; provided that if such amount is owed by Seller, it may be satisfied by a joint instruction of Purchaser and Seller to the Escrow Agent to release such amount to Purchaser from the Escrow Account.

         2.6     Consulting Agreement. At Closing, Purchaser and Robert Harvey shall enter into a Consulting Agreement (the “ Consulting Agreement ”) in the form of Exhibit H attached hereto.

         2.7     Employment Agreement. At Closing, Purchaser and Robert Gregor shall enter into an Employment Agreement (the “ Employment Agreement ”) in the form of Exhibit I attached hereto.

         2.8     Meeting of Stockholders of Shareholder; Agreements to Vote Shares.  Promptly upon the execution of this Agreement, Shareholder shall call a special meeting of its stockholders for the purpose of approving the sale and transfer of the Purchased Assets to Purchaser pursuant to this Agreement (the “ Shareholder Special Meeting ”). Shareholder shall give notice of the said meeting and provide a proxy statement (which shall be filed, if required, with the U.S. Securities and Exchange Commission) and other materials in connection with said meeting in compliance with its governing documents and with applicable Laws.

         2.9     Title Evidence.

(a)    Title Commitment and Survey.  Purchaser has obtained, at Seller’s expense, a title commitment for the Real Estate issued by Guaranty Commercial Title, Inc., as agent for Old Republic National Title Insurance Company (“ Title Company ”) dated effective as of  January 6, 2016 (“ Title Commitment ”), wherein Title Company agrees to issue to Purchaser an ALTA Owner’s Title Insurance Policy (current standard form) for the Real Estate with coverage, deleting standard exceptions, including but not limited those standard exceptions based on (i) mechanics or materialmen’s liens, (ii) matters affecting title that may be disclosed by an accurate survey, and (iii) the rights of parties in possession (“ Title Policy ”).   The Title Commitment was accompanied by copies of all recorded documents affecting the Real Estate as reflected in the Title Commitment, and included searches for real estate taxes, pending and levied special assessments, judgments, bankruptcies and state and federal tax liens.   Purchaser has also obtained a survey of the Real Estate dated February 9, 2016, prepared by Egan, Field & Nowak, Inc. (“ Surveyor ”) (the “ Survey ”; hereinafter, the Survey together with the Title Commitment shall be collectively referred to as the “ Title Evidence ”).  The Title Policy shall include such endorsements as required by the Purchaser and insure title subject to the Permitted Exceptions (as hereinafter defined) and in the full amount of the Purchase Price allocated to the Real Estate.  The Purchaser shall pay the cost of the premium of the Title Policy and any endorsements and the deletion of the standard exceptions.

(b)    Purchaser’s Acceptance of Permitted Exceptions.  Purchaser acknowledges it has received and reviewed the Title Evidence.  Purchaser hereby accepts any and all matters reflected in the Title Evidence (excluding Seller Real Property Liens) (collectively, the “ Permitted Exceptions ”) and waives Purchaser’s rights to object thereto.  Purchaser shall have no right to further object to, or terminate this Agreement because of, any Permitted Exceptions, and this Agreement shall continue in full force and effect, and Purchaser shall close the transaction contemplated hereby in accordance with the terms hereof.  The Seller shall, however, cause any voluntary liens placed on the Real Estate caused solely by the Seller after the date of this Agreement to be released, at Closing (collectively, the “ Seller Real Property Liens ”). Purchaser may, at its expense, obtain from the Title Company an update to the Title Commitment (“ Updated Commitment ”) or obtain from the Surveyor a current survey of the Real Estate (“ Updated Survey ”; hereinafter, together with the Updated Commitment, the “ Updated Title Evidence ”). Purchaser shall have no right to object to, or terminate this Agreement because of, any additional items disclosed in the Updated Title Evidence unless such items materially and adversely affect the Real Estate or Purchaser’s proposed use of the Real Estate, and this Agreement shall continue in full force and effect, and the Purchaser shall close the transaction contemplated hereby in accordance with the terms hereof.

(c)    Discharge of Certain Liens.  If at the Closing Date there are any liens or encumbrances which arise after the date of this Agreement which are not Permitted Exceptions hereunder, Seller shall pay and satisfy the same at Closing from Seller’s Purchase Price proceeds.  Unpaid liens for taxes, water charges, sewer rents and assessments which are the obligation of Seller to satisfy and discharge shall not be objections to title, but the amount thereof, plus interest and penalties thereon, shall be satisfied at Closing from Seller’s Purchase Price proceeds.

2.10Environmental Remediation.  Seller shall perform and pay all costs relating to (a) the cleanup of Hazardous Substances at, under and emanating from the Real Estate and removal of waste, fill and debris from the Real Estate, including as identified in the Phase II Report; (2) issuance by the MPCA of a no action letter applicable to the Real Estate soil, groundwater and soil gas vapor; and (3) issuance of a no association determination by the MPCA applicable to Buyer's proposed actions at the Real Estate  (collectively (1) through (3) are hereafter referred to as the " Work "). The costs for the Work include, without limitation, all of Consultant's costs as reflected in part in its Proposal for Environmental Engineering Services, dated June 9, 2016, MPCA oversight costs associated with the Work, permitting, excavation, transport, analytical sampling, and disposal costs, and the Buyer's reasonable attorneys' fees associated with any institutional controls MPCA requests concerning the Real Estate and any liens filed against the Real Estate in connection with the Work (" Work Expenses "). The Buyer may recover all Work Expenses not paid by Seller by any legal means available, including from the Escrow.

ARTICLE III

DELIVERIES BY SELLER AND SHAREHOLDER

          3.1     Seller’s and Shareholder’s Deliveries.  On the Closing Date, subject to the terms and conditions set forth in this Agreement, Seller and Shareholder shall make the following deliveries, duly and validly executed:

(a)    a bill of sale in form satisfactory to Purchaser (“ Bill of Sale ”), transferring the Purchased Assets (other than the Real Estate) to Purchaser, certificates of title for vehicles, and other instruments of conveyance reasonably requested by Purchaser assigning and conveying all of the Purchased Assets (other than the Real Estate) to Purchaser;

(b)    an assignment and assumption agreement (“ Assumption Agreement ”), assigning the Assumed Liabilities to Purchaser;

(c)    Releases or termination statements for any security interests in the Purchased Assets other than the Assumed Liabilities (including releases of interests in any Purchased Assets leased pursuant to Capitalized Leases or financed Purchased Assets, as well as releases of bank security interests) in a form reasonably satisfactory to Purchaser;

(d)    an assignment and assumption agreement assigning all of the Acquired Contracts (“ Assignment Agreement ”);

(e)    an assignment and assumption agreement for each of the Permits, to the extent assignable (the “ Permit Assignment ”);

(f)     an assignment agreement for all Seller’s Intellectual Property Rights such as assignments of registered trade names or trademarks, or other registered intellectual property, or applications for the same, including the Web Assets (“ IP Assignment ”);

(g)    a warranty deed conveying the Real Estate to Purchaser, subject only to the Permitted Exceptions (the “ Deed ”);

(h)    Seller’s title affidavit, in form reasonably acceptable to Seller and the Title Company;

(i)     such affidavits of Seller, Certificates of Value or other documents as may be reasonably required by Title Company in order to record the Deed and issue the Title Policy;

(j)     a closing statement with respect to the Real Estate;

(k)    an affidavit in form and content satisfactory to Purchaser and Title Company stating that neither Seller nor, if Seller is a disregarded entity for federal income tax purposes, the owner(s) of Seller is a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code;

(l)     any well certificate required by Minn. Stat. § 103I.235;

(m)   a certificate to the effect that the representations and warranties of Seller and Shareholder contained in this Agreement are true, correct and complete in all material respects as of the Closing Date;

(n)    certified copies of resolutions of the Seller’s board of directors and Shareholder as the sole shareholder of Seller approving this Agreement, and the other agreements and transactions contemplated hereby;

(o)    certified copies of resolutions of the Shareholder’s board of directors and of resolutions adopted by the shareholders of Shareholder at a duly and properly noticed (including, without limitation, by filing and distribution of a valid proxy statement), called and conducted meeting of the shareholders of Shareholder, approving this Agreement, the Lease and the other agreements and transactions contemplated hereby;

(p)    the Consulting Agreement, duly executed by Robert Harvey; and

(q)    the Escrow Agreement.

         3.2     Purchaser’s Deliveries.  On the Closing Date, subject to the terms and conditions set forth in this Agreement, Purchaser shall make the following deliveries, duly and validly executed:

(a)    Payment of the Purchase Price in accordance with Section 2.2(b);

(b)    a certificate to the effect that the representations and warranties of the Purchaser contained in this Agreement are true, correct and complete in all material respects as of the Closing Date;

(c)    certified copies of resolutions of the Purchaser’s board of directors and shareholders of the Purchaser approving this Agreement, and the other agreements and transactions contemplated hereby;

(d)    the Assumption Agreement, Assignment Agreement, Bill of Sale, Permit Assignment, and IP Assignment;

(e)    the Consulting Agreement;

(f)     the Employment Agreement; and

(g)    the Escrow Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

          Seller and Shareholder, jointly and severally, represent and warrant to Purchaser that, except as specifically set forth on a Disclosure Schedule to be provided by the Seller and Shareholder no later than five business days prior to the Closing Date, the following statements are true and correct as of the date of this Agreement and will be true and correct in all material respects on the Closing Date as if made on said Closing Date.  Each disclosure made on the Disclosure Schedule shall be made with reasonable specificity, and shall designate the Sections or Sections of this Article IV to which the disclosure applies; provided, however, that any disclosure that makes its relevance to one or more other Section or Sections of this Article IV reasonably apparent on the face of such disclosure will be deemed to designate such other Section(s) of this Article IV with respect to such disclosure.

         4.1     Seller and Shareholder.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Minnesota and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated, or such business is now conducted.  Seller has full power and authority to sell, convey, assign, transfer and deliver the Purchased Assets as herein provided, and all board, shareholder and other proceedings necessary to be taken by Seller in connection with the transactions provided for by this Agreement and necessary to make the same effective have been duly and validly taken.  This Agreement has been duly and validly executed and delivered by Seller and Shareholder and constitutes a valid and binding obligation of each of Seller and Shareholder enforceable in accordance with its terms.

         Shareholder owns all of the issued and outstanding shares of stock of Seller. Shareholder is a corporation duly organized, validly existing and in good standing under the Laws of the state of Minnesota and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated, or such business is now conducted. Except for the approval of Shareholder’s shareholders to be voted on at the meeting contemplated by Section 2.8, all board, shareholder and other proceedings necessary to be taken by Seller in connection with the transactions provided for by this Agreement and necessary to make the same effective have been duly and validly taken.  This Agreement has been duly and validly executed and delivered by Seller and Shareholder and constitutes a valid and binding obligation of each of Seller and Shareholder enforceable in accordance with its terms.

         4.2     Title.  Except as set forth on Section 4.2 of the Disclosure Schedule, Seller has good and marketable title to the Purchased Assets, free and clear of any Liens of any kind or nature whatsoever, other than Permitted Liens.  At the Closing, Seller and Shareholder will convey good and marketable title to the Purchased Assets to be sold hereunder, free and clear of any and all Liens of any kind or nature whatsoever, other than Liens created by Purchaser.

         4.3     Financial Statements.  The Seller Statements delivered to Purchaser by Seller are true, complete and correct copies thereof and have been prepared in accordance with GAAP.  The Seller Statements fairly and accurately present, in all material respects, the financial condition and assets and liabilities (whether accrued, absolute, contingent or otherwise) of Seller as of the dates indicated, and the results of operations of Seller for the periods then ended.

         4.4     Interim Statements.  The Interim Statements delivered to Purchaser by Seller are true, complete and correct copies thereof and have been prepared in accordance with GAAP, subject, however, to normal year-end adjustments (none of which will be material) and to the absence of footnotes.  The Interim Statements fairly and accurately present, in all material respects, the financial condition and assets and liabilities (whether accrued, absolute, contingent or otherwise) of Seller as of the dates indicated and the results of operations of Seller for the period then ended in accordance with generally accepted accounting principles, subject to normal year-end adjustments (none of which will be material) and to the absence of footnotes.

         4.5     Other Operations.  Each of Seller and Shareholder do not have or control any divisions or other operations, nor do any subsidiaries or other Affiliates of Seller or Shareholder have or control any divisions or operations, whose primary business is the manufacturing of ground support equipment for the commercial and military aviation industries. During the five year period preceding the date hereof, neither Seller nor Shareholder, or any of them, nor any Affiliates of Seller or Shareholder, have sold any divisions, operations or businesses whose primary business is the manufacturing of ground support equipment for the commercial and military aviation industries.

         4.6     NonâÂ?Â?Breach, Etc.  Except as set forth on Section 4.6 of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller and Shareholder will not (a) result in a breach of any of the terms or conditions of, or constitute a default under, any material mortgage, note, bond, indenture, agreement, license or other instrument or obligation (including any Contracts) to which Seller or Shareholder, or any of them, is now a party or by which Seller or Shareholder, or any of them, or any of its or their properties or assets may be bound or affected, or (b) violate any material order, writ, injunction or decree of any court, administrative agency or governmental body; or (c) conflict with or result in the breach of the terms, conditions or provisions of the Articles of Incorporation or ByâÂ?Â?Laws of Seller or Shareholder.

         4.7     Contracts.  Schedule 4.7 of the Disclosure Schedule lists each of the following agreements, contracts and understandings, whether written or oral, and whether or an Acquired Contract:

(a)    each written contract, agreement or understanding for the employment of any officer, consultant, director or employee;

(b)    each written contract, agreement or understanding for the purchase of any materials, parts, inventory, supplies, equipment or services with a purchase price exceeding $5,000;

(c)    each written contract, agreement or understanding for the sale of products or performance of services, or any other agreement with customers with a purchase price exceeding $5,000;

(d)    each license or franchise agreement, either as licensor or licensee or franchisor or franchisee, or distributor, dealership or sales agency contract, agreement or understanding;

(e)    each lease of, or other written contract, agreement or understanding for the use of personal property under which Seller is a lessee or lessor, or user or the party permitting the use and for which payments thereunder by or to Seller exceed $5,000 per year;

(f)     each written contract, agreement or understanding to purchase or sell a material amount of personal property;

(g)    each written contract or agreement relating to Intellectual Property Rights or granting to any Person the right to use any property or property right of Seller, including any trademark or patent licensing agreement, contract or understanding, or contract or agreement granting to Seller the right to use any property or property right of any other Person or entity, including any trademark or patent licensing agreement, contract or understanding, other than licenses for Off-the-Shelf Software;

(h)    each contract or agreement containing covenants by Seller or Shareholder, or either of them, not to compete in any line of business or with any Person, or containing covenants by any other Person not to compete with any line of business of Seller;

(i)     joint venture, partnership or other contract or arrangement involving a sharing of profits;

(j)     each written contract or agreement relating to the borrowing or lending of money by Seller, including contracts to finance purchases of inventory; or

(k)    each written contract, agreement or understanding for the commitment of advertising funds or otherwise relating to advertising.

         Seller has provided to Purchaser true, current, correct and complete copies of all of said contracts, agreements and understandings, (or in the case of oral contracts, agreements or understandings, written descriptions of the material terms thereof).

         Seller has performed in all material respects all obligations required to be performed by it to date, and is not in breach or default under, each of the contracts to which it is a party, and there are no events which with notice or passage of time would constitute such a default.  To the Knowledge of Seller, the other parties to the contracts are not in breach or default under the contracts, and there are no events which with notice or the passage of time would constitute such a breach or default.  Except as stated on Section 4.7 of the Disclosure Schedule, each of said contracts is in full force and effect and are assignable without consent.

          4.8     Equipment.  Except as set forth on Section 4.8 of the Disclosure Schedule all items included in the Equipment are operational and have been maintained in the ordinary course of business of Seller.

         4.9     Assets Complete, Etc.  The Purchased Assets which will be acquired by Purchaser at Closing include all assets used in or necessary for the operation of the Business as currently conducted and include all assets presently at the Premise, except only for the Retained Assets and Contracts other than Acquired Contracts.

         All Equipment, Inventory, Books and Records and Plans are located at the Premise.

         None of the Purchased Assets are leased to any third party or provided to any third party under any arrangement.

         4.10   Litigation.  There are no claims, actions, suits, proceedings or investigations (whether or not purportedly on behalf of Seller) pending or, to the Knowledge of Seller, threatened against or affecting Seller, the Business, the Premise or the Purchased Assets, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, nor has any such action, suit, proceeding or investigation been pending during the 12Ã¢Â?Â?month period preceding the date hereof; and Seller is not operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign.

         4.11   Compliance with Laws.  Each of Seller, the Business, the Premise, and the Purchased Assets is in compliance with, and for the past threeyears has been in compliance in all material respects with, all Laws applicable to Seller, the Business or the Purchased Assets.

         4.11.1  Environmental.  Each of Seller, the Business, the Premise, the Purchased Assets, and Seller’s use and operations of the Business, the Premise, and the Purchased Assets meet, and for the past threeyears has met in all material respects, all applicable requirements of Environmental Laws, including without limitation, all requirements to obtain and all conditions of Permitsissued under Environmental Laws.  There are no conditions at, and there have been no releases, discharges, spills, disposals or other events relating to Hazardous Substances occurring, at, on or about the Premise, or in connection with the Business, that would give rise to any Liabilities to Purchaser or other loss or expense of Purchaser under any Environmental Laws.

         Neither Seller nor Shareholder has engaged in the business of generating, transporting, storing, treating or disposing of Hazardous Substances or wastes in or about the Premise or as part of the Business, other than the storing of small amounts of Hazardous Substances in the ordinary course of business in compliance with applicable Laws and nodisposal of waste or Hazardous Substances has occurred on, at or about the Premise.

         None of Seller, Shareholder, or the Business has received notice, or has any knowledge, of any Liability or Obligation arising under Environmental Law, including any potential responsibility for transporting, disposing or arranging for the transport or disposal of any wastes, Hazardous Substances, or other materials that were generated by or for Seller or the Business, and disposed of at locations off of the Premise.

         4.12   Intellectual Property.   Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property used in the operation of the Business as presently conducted. All such Intellectual Property Rights (including Seller’s rights under any such license, sublicense, agreement or permission) are being conveyed to Purchaser pursuant to this Agreement. Without limitation, Seller’s rights to the trade names “Stinar" and “Stinar Corporation” are being conveyed to Purchaser pursuant to this Agreement. Seller consents to Purchaser changing its name to “Stinar Corporation” effective upon the closing of this Agreement, and agrees that at that time it will change its name to a name that bears no similarity to “Stinar Corporation”.

           Seller does not own any patents or patent applications, and does not own any inventions which Seller presently intends to patent. Seller does not own any copyright registrations or pending applications to register copyrights. Section 4.12 of the Disclosure Schedule sets forth all of the following that are owned or licensed by Seller as of the date of this Agreement (collectively, the “ Seller IP Rights ”):  (i) trademark registrations and pending trademark applications, trade name registrations and pending trade name registrations, and material common law trademarks or trade names; (ii) service mark registrations and pending service mark applications and material common law service marks; and (iii) registered domain names. Seller has properly maintained the registrations of any Seller IP Rights which are registered. Except as set forth on Section 4.12 of the Disclosure Schedule, each of the Seller IP Rights is owned by Seller, free and clear of any Lien, license or other restriction, or limitation regarding use or disclosure. Each of the Seller IP Rights owned or used by Seller immediately before the Closing will be owned or available for use by Purchaser on identical terms and conditions immediately after the Closing.

          Except as listed as Section 4.7 of the Disclosure Schedule and contracts for Off-the-Shelf Software, there are no licenses granted by or to Seller or any other agreements to which it is a party, which relate, in whole or in part, to Intellectual Property Rights.

         The Purchased Assets and the conduct by Seller of the Business as currently conducted, do not infringe on the rights of any third party, no proceeding is pending to such effect and, to the Knowledge of Seller, no such proceeding is threatened. To the Knowledge of Seller, no third party is infringing on the Intellectual Property Rights of Seller. No claim has been asserted to such effect or otherwise affecting any Intellectual Property Rights of Seller.

          4.13  Software. Seller does not utilize any material software which is proprietary; that is, software that was developed either by Seller or by third parties for Seller and specific to the Seller. Except for Off-the-Shelf Software, Section 4.13 of the Disclosure Schedule contains a complete and accurate list of all software utilized in the business of Seller (including software utilized in the websites of Seller) under which Seller is a licensee, lessee, or otherwise has obtained the right to use such software (the “ Licensed Software ”).  All license agreements relating to the Licensed Software are listed on Section 4.13 of the Disclosure Schedule, and true, current, correct and complete copies of such license agreements have been made available to Purchaser.  Except as set forth in Section 4.13 of the Disclosure Schedule, the right and license to use the Licensed Software, in accordance with, and subject to, the terms and provisions of the license agreements applicable thereto will not be affected by the consummation of the transactions contemplated hereby and, without limitation, no consents will be required under such license agreements in connection with the consummation of the transactions contemplated hereby.  There is no breach or default under, and Seller is in compliance in all material respects with, the provisions of all such license agreements.  Seller currently holds valid licenses to all software utilized by Seller in its businesses, and there has been no unauthorized duplication or use by Seller of such software.  No computer software or process of Seller has manifested significant operating problems, other than such problems that have been adequately corrected or are correctable in the ordinary course of business.

         4.14   Real Estate.  The Business is operated by Seller at the Premise, and at no other location. During the past five years, Seller has not used any real property other than the Premise in the operation of the Business. The Premise has direct legal access to, abuts, and is served by dedicated and maintained public roads which provide a valid means of ingress and egress to and from the Premise, sufficient for the present operation of the Business at the Premise.  Any existing easements or encroachments, including, but not limited to, those upon, above or below the Premise, will not interfere with Purchaser’s use of the Premise and the assets thereon in the manner in which they have been used by Seller. The buildings and other improvements and fixtures on the Premise are located entirely within the boundary lines of the Premise, are not in violation of applicable setback requirements, and do not encroach on any easement. The parcel(s) which constitute the Premise do not serve any other property for any purpose, and such parcels are not located within any flood plain or subject to any similar type restriction for which any Permits necessary to the current use have not been obtained. The Premise and the buildings and other improvements and fixtures thereon, and the current use thereof by Seller (collectively " Permitted Use ") are not in violation of zoning Laws (and none of the parcels or buildings or improvements are subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications).

         Except as may be set forth on Section 4.14 of the Disclosure Schedule, all buildings and other improvements and fixtures located on the Premise, including without limitation the structural elements, exterior walls, floor slabs and roofs of the buildings, and the lighting, heating, ventilating and air conditioning, plumbing and electrical systems of said buildings, improvements and fixtures, are in operating condition; are free of material defect; and are supplied with utilities and other services necessary for the operation of the buildings and other improvements and fixtures, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are sufficient for the requirements of the Business, are in accordance with all applicable Laws, and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel.

          Except for the drinking well described on Section 4.14 of the Disclosure Schedule, there are and were no wells, sealed or unsealed, on, at or under the Premise, including but not limited to dry, drinking, injection, monitoring or other wells. There are and were no underground tanks, including without limitation, septic, hydraulic lift or hoist, or other underground storage or containment structures (“ Underground Tanks ”) located or formerly located on, at or under the Premise.  There are no polychlorinated biphenyls (“ PCB’s ”) at, in or about the Premise, whether in hydraulic lifts, transformers, capacitors or other equipment, in building materials or otherwise, and there are no asbestos-containing materials or urea-formaldehyde insulating materials at, in or about the Premise.

         Except as set forth on Section 4.14 of the Disclosure Schedule, there are no Hazardous Substances located anywhere on, at, under, about or emanating from, the Premise, except for Hazardous Substances being properly used, handled, contained, and stored in the ordinary course of the Business of Seller that will be disposed of off the Premise, all in accordance with applicable Laws. No activity has been conducted by Seller at the Premise, and to the Knowledge of Seller, no condition exists at the Premise, which would give rise to any liability of Purchaser under any Environmental Law.

         The Premise and all buildings and other improvements and fixtures located thereon have received all required Permits of governmental authorities required under applicable Law in connection with the ownership or operation thereof as currently operated, and during the past five years the Business and the Premise have been operated and maintained in accordance with those Permits and applicable Laws in all material respects.

         4.15   Conduct of Business.  Except as set forth on Section 4.15 of the Disclosure Schedule, since June 30, 2015, and until the Effective Time, Seller has operated and will operate the Business in the ordinary course, including without limitation maintaining normal levels of Inventory, and Seller has not and will not have:

(a)    incurred any Liabilities, except for Liabilities disclosed in the Seller Statements or the Interim Statement, or in the Disclosure Schedule annexed hereto, and except for such Liabilities as have arisen in the ordinary course of business of Seller since the date of the Interim Statement, none of which newly arisen Liabilities have a Material Adverse Effect upon Seller, the Business or the Purchased Assets;

(b)    mortgaged, pledged or subjected to any lien, charge or other encumbrance, any of the Purchased Assets, tangible or intangible;

(c)    suffered any damage, destruction or loss to any Purchased Assets, whether or not covered by insurance;

(d)    sold or transferred to Shareholder or any third party (including Affiliates of Seller or Shareholder) any tangible assets of Seller, or any assets that would have been included in the Purchased Assets if such assets were owned by Seller on the date hereof, other than sales of inventory or utilization of supplies in the ordinary course of business;

(e)    sold, assigned or transferred any Intellectual Property Rights, or other intangible assets;

(f)     suffered any extraordinary losses or waived any rights of substantial value relating to the Business or the Purchased Assets;

(g)    entered into any transaction involving or relating to the Business or the Purchased Assets other than in the ordinary course of business;

(h)    made or suffered any amendment or termination of any of the Acquired Contracts;

(i)     made or entered into any material contracts, agreements or understandings affecting the Purchased Assets or Business or made or suffered any material changes in relationships with suppliers or insurance companies or other third party payors;

(j)     increased the compensation payable, or to become payable by Seller to any of its employees including, but not limited to, any bonus payment or deferred compensation;

(k)    increased any benefits to employees of Seller under pension, insurance or other employee benefit programs;

(l)     suffered a termination of, or amended, any license, permit, registration, certificate, franchise, approval or authorization by governmental authorities;

(m)   changed its methods of accounting in any respect;

(n)    made any payments or transfers of property to Shareholder or Shareholder’s Affiliates, or entered into any contracts or transactions with Shareholder or Shareholder’s Affiliates; or

(o)    incurred or suffered a Material Adverse Effect to the Business or the Purchased Assets.

          4.16   Permits.  Seller has all Permits necessary for the operation of the Business as currently conducted and provided Purchaser a copy of all such Permits.  No other licenses, registrations, certificates, permits, franchises, approvals or other authorizations by governmental authorities or third parties are held by or for Seller, or are required under applicable Law for Seller, the Purchased Assets or the ownership or operation of the Business as presently conducted by Seller.  True, current, correct and complete copies of the Permits have been delivered by Seller to Purchaser.  Seller has performed in all material respects all obligations required to be performed by it to date under, and is not in default under, each of the Permits and the Laws of the licensing and permit authorities.  All such Permits are in full force and effect, and Seller has filed timely and complete applications for renewal thereof, as required.  To the extent assignable, and if desired by Purchaser, all such Permits will be assigned to Purchaser at the Closing. To the extent transferable pursuant to an approval by a governmental authority, and if desired by Purchaser, prior to Closing Seller shall cooperate with Purchaser to prepare, execute and submit for approval all transfer requests for such Permits.

         4.17   Suppliers and Customers.  Section 4.17 of the Disclosure Schedule attached hereto lists all (i) suppliers of products or services to Seller to whom Seller paid more than $5,000 during the year ended December 31, 2015, and (ii) all customers who purchased equipment (as opposed to only parts) during the year ended December 31, 2015.

         To the actual knowledge of Seller, none of Seller’s customers intends to cease utilizing the Business (or intends to not do business with Purchaser after the Closing hereunder), nor, to the actual knowledge of Seller, does any supplier to the Business intend to cease being a supplier to the Business, in each case whether as a result of the transactions contemplated hereby or otherwise.

          4.18   Insurance.  Seller has provided to Purchaser a copy of Seller’s insurance policies, including Seller’s liability insurance policy. Said liability insurance policy is on an occurrence basis, and therefore will continue after the Closing to provide coverage for actions of Seller prior to Closing. Section 4.18 of the Disclosure Schedule details the liability claims (for avoidance of doubt, not including warranty claims from customers arising in the ordinary course of business) which have been made during the past three (3) years against Seller with respect to products provided by Seller.  Risk of loss to the Real Estate and all improvements and betterments thereto prior to Closing shall remain in Seller.

          4.19     Labor Controversies.  There are no controversies pending or, to the Knowledge of Seller, threatened, between Seller and (i) any union or (ii) any of Seller’s employees.  Seller is not currently subject to (i) any threats of strikes or work stoppages, or (ii) any organizational efforts or demands for collective bargaining or any union organization.  Seller is in compliance with applicable labor Laws.  Seller is not party to any collective bargaining agreements.

          4.20     Pension and Profit Sharing Plans; Benefits.  Except as referenced on Section 4.20 of the Disclosure Schedule, Seller has no pension or profit sharing plans which cover any of its employees.  All contributions required to be made or accrued prior to the Closing Date to any such plans shall have been paid. Section 4.20 of the Disclosure Schedule contains a complete list of all benefit plans and employee benefits provided by Seller to its employees including but not limited to any disability, medical, dental, workers compensation, health insurance, life insurance, vacation, benefits plans, incentive plans, fringe benefit plans and any other material plans, programs, agreements or arrangements which provide benefits to any current or former employee of Seller.

          All the accrued obligations of Seller, whether arising by operation of law, by contract or by past custom, for payments by it to trust or other funds or any governmental agency with respect to unemployment compensation benefits, social security benefits or any other benefits for employees of Seller shall have been paid prior to Closing or, if due after Closing, shall be paid when due under applicable Laws, or provisions of benefit plans or policies, as the case may be [; provided, however, that it is understood Purchaser is assuming the Assumed Vacation Liability].  All benefits, and all [other] reasonably anticipated obligations of Seller, accrued on or before the Closing Date, whether arising by operation of law, by contract or by past custom, for holiday pay, bonuses or other forms of compensation or benefits which are and may become payable to employees of Seller shall be paid in accordance with the provisions of applicable Laws, benefit plans or policies, as the case may be.  In no event shall Purchaser assume or be responsible for past or future obligations of Seller to any employee, including any obligations to pay salary, benefits, severance pay, vacation pay or other benefits to any employee, regardless of whether such employees are hired by Purchaser.

         4.21   Taxes.  Seller and Shareholder have paid or caused to be paid all federal, state, local, foreign, and other taxes, including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, employment and payroll-related taxes, withholding taxes and property taxes, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, “ Taxes ”), required to be paid by Seller or Shareholder through the date hereof, and will pay all Taxes required to be paid by Seller or Shareholder through the Effective Time. Seller and Shareholder have, in accordance with applicable Laws, filed all federal, state, local and foreign tax returns required to be filed by Seller or Shareholder through the date hereof, and all such returns correctly and accurately set forth the amount of any Taxes or losses relating to the applicable period. For each taxable period of Seller ended on or after December 31, 2013, Seller has delivered to Purchaser correct and complete copies of all federal, state, local and foreign income tax returns filed by Seller, or filed by Shareholder which include results of Seller.  Neither the Internal Revenue Service (the “ IRS ”) nor any other governmental authority is now asserting or, to the Knowledge of Seller, threatening to assert against Seller or Shareholder any deficiency or claim for additional Taxes, or claim to reduce reported losses.  There are no security interests on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Taxes, other than Permitted Liens. Except as set forth on Section 4.21 of the Disclosure Schedule, to the Knowledge of Seller, no audit of any tax return filed by Seller is in progress, and Seller has not been notified by any tax authority that any such audit is contemplated or pending.

         4.22   Product Matters.  Seller has provided Purchaser copies of the standard product or service warranties, indemnifications and guarantees which Seller extends to customers in the ordinary course of business. No warranties, indemnifications or guarantees are now in effect or outstanding with respect to products or services manufactured, produced or performed by Seller, except for such warranties, indemnifications and guarantees which Seller extends to customers in the ordinary course of business. Except as set forth on Section 4.22 of the Disclosure Schedule, and except for individual warranty repairs made in the ordinary course of business where the amount involved in each such warranty claim did not exceed $2,000, since June 30, 2010, each product installed, manufactured, sold, leased or delivered by Seller:  (i) has been in conformity with all applicable contractual commitments and all express and implied warranties, all of which are identified and described in Section 4.22 of the Disclosure Schedule; and (ii) is not subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 4.22 of the Disclosure Schedule list all open and unresolved warranty claims against Seller as of the date hereof. Except for product returns, the scope and magnitude of which are consistent with the product returns experienced by Seller prior to the date hereof, the products sold by Seller prior to the date hereof and to be sold through the Effective Time do not and will not have any defects or failure rates which have given rise or will give rise to material warranty, product liability or related claims. No Person has any valid claim against Seller under any law or regulation relating to unfair competition, false advertising or other similar claims arising out of warranties, guarantees, specifications, manuals or brochures or other advertising materials, and no such claim, action or proceeding is currently pending or, to the Knowledge of Seller, threatened, against Seller.

         Seller has fully and accurately disclosed its costs for its warranties to Purchaser, as well as its method of calculating such warranty costs.  During the twoâÂ?Â?year period ending on the monthâÂ?Â?end immediately preceding the date of this Agreement, Seller’s costs for warranties did not exceed one percent (1%) of its sales during said period.

         4.23   Product Liability.  Except as described on Section 4.23 of the Disclosure Schedule, since June 30, 2010, Seller has not received notice or information as to any claim or allegation of personal injury, death, or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, sold or distributed by, or in connection with any service provided by, or based on any error or omission or negligent act in the performance of services by Seller or any of  the  employees of Seller.  To the Knowledge of Seller: (i) no such claim is threatened and (ii) there is no basis for such a claim.  Section 4.23 of the Disclosure Schedule accurately and completely describes all such claims, together in each case with the date such claim was made, the amount claimed, the disposition or status of such claim (including settlement or judgment amount), and the amount of attorney’s fees incurred in connection with such claim.

         4.24   Plans and Designs.  Seller has and possesses in written or electronic form plans, designs, test reports, other reports, specifications and manuals (which are included in the Plans conveyed to Purchaser hereunder) which are necessary to manufacture, diagnose and repair all of the products sold by Seller and which are sufficient to enable qualified personnel, without the assistance of employees of Seller, to manufacture, diagnose and repair all of the products sold by Seller. The Plans conveyed to Purchaser hereunder include bills of material for all of Seller’s current products.

         4.25   Material Change.  Since June 30, 2015, there has been no material adverse change in the condition, financial or otherwise, of Seller, the Business or the Purchased Assets, except changes occurring in the ordinary course of business, which changes have not materially adversely affected the Seller, the Purchased Assets, or the Business, properties or financial condition.

         4.26   Removal of Waste.  Since June 30, 2015, and at its sole expense, Seller has removed from the Premise and disposed of off the Premise in compliance with applicable Laws, all wastes, including all used paint booth exhaust filters, all used HVAC filters, inoperable lighting fixtures, all trash, and all hazardous and non-hazardous wastes, including, without limitation, old or unusable paints and chemical supplies, used paint thinner and burnt out lighting units.

         4.27   Individual Sewage Treatment System. For purposes of satisfying the requirements of Minn. Stat. § 115.55, Seller represents that there is no “individual sewage treatment system” (within the meaning of such statute) on or serving the Real Estate.

         4.28   Wells.  At the time of Closing, Seller will deliver any required well certificate pursuant to Minn. Stat. § 103I.235, Subd. 1.

         4.29   Methamphetamine  Disclosure.  Solely for purposes of satisfying the requirements of Minn. Stat. § 152.0275, methamphetamine production has not occurred on the Real Estate.

  ARTICLE V

REPRESENTATIONS AND WARRANTIES BY PURCHASER

          Purchaser represents and warrants to Seller that the following statements are true and correct as of the date of this Agreement, and will be true and correct in all material respects on the Closing Date as if made on said date:

          5.1     Organization and Standing.  Purchaser is a corporation duly organized, existing and in good standing under the Laws of the State of Delaware. Purchaser has full power and authority to purchase the Purchased Assets as herein provided, and all board, shareholder and other proceedings necessary to be taken by Purchaser in connection with the trnasactions provided for by this Agreement and necessary to make the same effective have been duly and validly taken.  This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms.

          5.2     No Conflict.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (a) result in a breach of any of the terms or conditions of, or constitute a default under, any material mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which Purchaser is a party or by which it or any of its properties or assets may be bound or affected, or (b) violate any material order, writ, injunction or decree of any court, administrative agency or governmental body, or (c) conflict with or result in the breach of the terms, conditions or provisions of the Articles of Incorporation or ByâÂ?Â?Laws of Purchaser.

          5.3     Authority.  Purchaser has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and all proceedings required to be taken by Purchaser in connection with this Agreement and the transactions contemplated hereby and necessary to make the same effective have been duly and validly taken. This Agreement constitutes a valid and binding obligation of Purchaser and is enforceable in accordance with its terms.

  ARTICLE VI

COVENANTS OF THE PARTIES

          6.3     Further Assurances.  On the Closing Date, and from time to time thereafter, at the request of the other party, each party will execute and deliver to the other party all such assignments, endorsements and other documents, and take such other action as the other party may reasonably request in order more effectively to transfer and assign to Purchaser the Purchased Assets transferred to Purchaser pursuant to this Agreement, to confirm the title of Purchaser thereto, to assist Purchaser in exercising its rights with respect thereto and under this Agreement and to carry out any purpose of this Agreement.

          6.4     Phone Numbers and Mail.  At or promptly after Closing, Seller will transfer the phone number(s) and fax telephone number(s) utilized in the Business to Purchaser to maximize the effectiveness of the transition of the Business to Purchaser.  Appropriate arrangements will be made to ensure that calls and faxes made to the transferred numbers which do not relate to the purchased Business are forwarded to Seller.  Seller will forward any mail (including email) which Seller receives which relates to the purchased Business to Purchaser, as promptly as practicable.

          6.5     Purchaser Information for Proxy Statement.  The information supplied by Purchaser pertaining to Purchaser for inclusion in the proxy statement (including any amendments or supplements thereto) for the meeting of shareholders of Shareholder contemplated by Section 2.9 of this Agreement, or any other statement or schedule filed with the Securities and Exchange Commission by Shareholder at the date mailed to the shareholders of Shareholder and at the time of such meeting, (a) will not include any untrue statement of a material fact or omit to state any material fact required to be stated in the proxy statement or necessary in order to make the statements in the proxy statement, in light of the circumstances under which they are made, not misleading; and (b) will comply in all material respects with the applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.  For the avoidance of doubt, no representation is made by Purchaser with respect to statements made in any such statement or schedule based on information supplied by Seller or Shareholder for inclusion in such statement or schedule.

ARTICLE VII

RESTRICTIVE COVENANTS

          7.1     Noncompete.  During the Term, as defined herein, each of Seller, Shareholder and Robert Harvey, who is the largest stockholder of Shareholder (collectively, the “ Covenantors ”, and individually a “ Covenantor ”) shall not, anywhere within the Noncompete Area, as defined below, directly or indirectly, whether through an Affiliate of any of them, or otherwise, (i) own, manage, control, operate, be employed by or an agent for, participate in, or consult for or provide services to, a business which provides ground support equipment for the commercial or military aviation industries (the “ Ground Support Equipment Business ”). The “ Term ” shall be the time period commencing on the date hereof and ending five (5) years from the date hereof.  The “ Noncompete Area ” shall mean (i) the United States, and (ii) any other country to whom Seller has sold products since December 31, 2013.

           Robert Harvey is evidencing his agreement to the Restrictive Covenants set forth in this Article VII by executing this Agreement in the space provided on the signature page hereof, it being understood that by such execution he evidences only his agreement to the Restrictive Covenants as it applies to himself (the “ Harvey Covenant ”) and shall not otherwise have personal liability under or in connection with this Agreement.

          7.2     Confidentiality.  During the Term, each Covenantor shall not, directly or indirectly, through an Affiliate or otherwise, communicate, divulge or use for the benefit of anyone other than Purchaser, any Confidential Information.  “ Confidential Information ” for the purposes of this Agreement shall mean any information that relates to the Business or the Purchased Assets and that derives value because it is not generally known or readily ascertainable.  Confidential Information includes, without limitation, trade secrets, customer and payor lists, vendor lists and financial information, and information relating to such matters as manufacturing processes, repair techniques, management systems and sales or marketing techniques.  This obligation shall apply with respect to any such item until such item ceases (other than due to Covenantors) to be secret or confidential.

          7.3     Non-Solicitation.  During the Term, each Covenantor shall not, directly or indirectly, including through an Affiliate, (i) recruit, solicit or otherwise induce any person employed by Purchaser, or any of its Affiliates, to become an employee of, or otherwise provide services to Covenantor or to any Affiliate of a Covenantor; or (ii)  with respect to any Person who was a customer of the Business during the five-year period preceding the Closing Date,  solicit or otherwise induce such Person for Ground Support Equipment Business.

          7.4     Remedies and Scope of Enforcement; Construction.  In the event of any actual or threatened breach of the provisions of Sections 7.1, 7.2 and 7.3 hereof by any Covenantor, Purchaser shall be entitled to all rights and remedies available at law or in equity, including without limitation the right to obtain damages for such breach or nonâÂ?Â?adherence and the right to enjoin any Person in or threatening breach or nonâÂ?Â?adherence, from commencing or continuing, and to remedy, the activities which constitute such breach or nonâÂ?Â?adherence.  Covenantors  acknowledge and agree that the scope of the restrictive covenants under this Article VII and the consideration received by the Seller and the benefits received by the other Covenantors will permit enforcement of the covenants as written without resulting in a personal hardship to Seller or the other Covenantors.  Covenantors further acknowledge and agree that if the scope of any of the covenants in this Article VII is deemed to be too broad, then it is the mutual intention of the parties that the adjudicating court should reduce the scope as it deems reasonable under the circumstances so as to permit enforcement of this Agreement to the maximum extent permitted under the law so that Purchaser obtains the full benefit it has negotiated for under this Agreement.

          7.5     Consideration.  Each of Covenantors acknowledges that it will be benefited under this Agreement, and that Covenantor is agreeing to the Covenants set forth herein in order to obtain the benefits of this Agreement.

        ARTICLE VIII

NO BROKERS OR FINDERS

         Seller, Shareholder and Purchaser represent and warrant to each other that each did not directly or indirectly engage any Person to bring about the consummation of the transactions contemplated herein; and, that no Person is entitled to a broker’s commission, finder’s fee or any similar compensation upon the consummation of the transactions contemplated herein. If this representation and warranty is breached by either Seller and Shareholder or Purchaser, the breaching party shall indemnify and hold harmless the other party from any and all claims, demands, liabilities and obligations (and any and all expenses and costs incurred in connection with or in defending against the same), which may arise due to any third party’s claim as a broker or finder.

  ARTICLE IX

CONDITIONS PRECEDENT OF PURCHASER

         The obligations of Purchaser hereunder are subject to the conditions that, on or before the Closing Date:

         9.1     Representations and Warranties True at Closing.  The representations and warranties of Seller and Shareholder contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date as though such representations and warranties were made at and as of such date.

         9.2     Compliance with the Agreement.  Seller and Shareholder shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Seller and Shareholder, as applicable, prior to or at the Closing Date.

         9.3     Seller’s Certificate.  Seller shall deliver to Purchaser a certificate of an officer of Seller dated the Closing Date, certifying in such detail as Purchaser may reasonably request to the fulfillment of the conditions specified in Sections 9.1 and 9.2.

         9.4     Deliveries.  The documents required under Article III hereof shall be tendered by Seller and Shareholder for delivery to Purchaser at the Closing.

         9.5     Injunction.  On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

         9.6     Casualty.  Prior to and through the Closing Date, the Business and the Purchased Assets and the Premise, or any portion thereof, shall not have been adversely affected in any material way as a result of any fire, accident, flood or other casualty or act of God or the public enemy.

         9.7     Adverse Development.  There shall have been no developments in the Business, or in the Purchased Assets or on each of the Premises which could reasonably be anticipated to have a Material Adverse Effect on the Business or the Purchased Assets or the Premises.

         9.8     Shareholder Approval.  The sale and transfer of the Purchased Assets to Purchaser pursuant to this Agreement shall have been duly adopted at the meeting of the shareholders of Shareholder contemplated by Section 2.8 by the vote of such shareholders required by applicable Law and by Shareholder’s governing documents, including without limitation, if necessary, through the preparation and delivery of f proxy statement duly filed the SEC (the “ Shareholder Approval ”).

         9.9     SEC Reporting.  The Seller and each of its executive offices and directors being up-to-date, as of the Closing Date, with all filings and reports each is required to file with or furnish to the SEC.

         9.10  Consents to Assignments.  Seller shall deliver to Purchaser appropriate consents to the Acquired Contracts, in form and substance reasonably satisfactory to Purchaser and its counsel.

         9.11  Termination of Employees.  Termination by Seller of all employees of the Business effective as of the Effective Time.

         9.12   Due Diligence.  Purchaser being satisfied, in Purchaser’s sole discretion, with all inspections, testing and due diligence performed upon the Business and the Premise (including, without limitation, with respect to environmental issues).

         9.13   Approvals.  Seller and Shareholder will have procured all required governmental and third party consents, authorizations and approvals.

  ARTICLE X

CONDITIONS PRECEDENT OF THE SELLER

         The obligations of the Seller hereunder are subject to the conditions that, on or before the Closing Date:

         10.1   Representations and Warranties True at Closing.  The representations and warranties of Purchaser contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby, shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date as though such representations and warranties were made at and as of such date.

         10.2   Purchaser’s Compliance with the Agreement.  Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

         10.3   Officers’ Certificate.  Purchaser shall deliver to the Seller a certificate of an officer or authorized signer of Purchaser, dated the Closing Date, certifying in such detail as the Seller may reasonably request to the fulfillment of the conditions specified in sections 10.1 and 10.2.

         10.4   Deliveries.  The payments and documents required under Article III hereof shall be tendered by Purchaser for delivery to Seller or Shareholder, as applicable, at the Closing.

         10.5   Injunction.  There shall be no effective injunction, restraining order or order of any nature issued by a court of competent jurisdiction which shall direct that this Agreement, or any of the transactions provided for herein, not be consummated as herein provided.

         10.6   Shareholder Approval.  The sale and transfer of the Purchased Assets to Purchaser pursuant to this Agreement shall have been duly adopted at the meeting of the shareholders of Shareholder contemplated by Section 2.8 by the vote of such shareholders required by applicable Law and by Shareholder’s governing documents.

  ARTICLE XI

TERMINATION

          11.1   Termination of Agreement .  The sole and exclusive rights to terminate this Agreement before Closing are as follows: (a) by mutual written consent of the parties; (b) by Purchaser or Seller, if Closing has not occurred on or before December 31, 2016; (c) by Purchaser, if any condition in Article IX becomes incapable of fulfillment at Closing, provided that Purchaser has not waived such condition; (d) by Seller, if any condition in Article X becomes incapable of fulfillment at Closing; provided that Seller has not waived such condition; (e) by Purchaser, if (1) Shareholder or Seller commits a material breach of any term of this Agreement and (2) such breach is not cured within 15 days after the date on which Purchaser gives Seller and Shareholder written notice of such breach, provided that Purchaser has not waived such breach;  (f) by Seller, if (1) Purchaser commits a material breach of any term of this Agreement and (2) such breach is not cured within 15 days after the date on which Seller gives to Purchaser written notice of such breach, provided that Seller has not waived such condition; (g) by Purchaser in accordance with the provisions of Section 6.6 (relating to Environmental Matters); or (h) by Shareholder in accordance with the provisions of Section 11.3 hereof.

         Notwithstanding the foregoing, a party will not have the right to terminate this Agreement (except by mutual written consent) if the failure to satisfy any condition to Closing or consummate the transactions contemplated herein results in any material respect from the breach by such party of any of its representations, warranties, covenants or agreements herein.

         11.2   Effect of Termination .  If this Agreement is terminated pursuant to Section 11.1, then this Agreement will be of no further force or effect, except for the terms of Section 15.2 (Expenses), Section 15.4 (Governing Law; Waiver of Jury Trial) and this Section 11.2.  Upon any termination pursuant to Section 11.1, no party will have any further obligation or other liability hereunder, except pursuant to a Section listed in the immediately preceding sentence or for any preâÂ?Â?termination fraud.

         11.3    Acquisition Proposal; Standstill .

(a)     Except as set forth in this Section 11.3, Shareholder and Seller agree that neither of them, and no subsidiary of either of them, shall, and that each of Shareholder and Seller shall not authorize or permit their respective representatives to, directly or indirectly, (i) initiate, solicit, facilitate or knowingly encourage any inquiries, proposals or offers with respect to, or the making or completion of, a Third Party Acquisition Proposal, (ii) engage or participate in any negotiations or discussions (other than to state that they are not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to Shareholder, Seller or any of their subsidiaries in connection with, a Third Party Acquisition Proposal, (iii) approve, endorse or recommend any Third Party Acquisition Proposal, or (iv) approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to a Third Party Acquisition Proposal; provided, however, it is understood and agreed that any determination or action by the Shareholder’s board of directors permitted under Section 11.3(b) or (c) shall not be deemed to be a breach of this Section 11.3(a).  Each of Seller and Shareholder agrees that it will immediately cease and cause to be terminated, and cause its representatives to cease and cause to be terminated, any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Third Party Acquisition Proposal. Each of Seller and Shareholder also will promptly request each Person that has executed a confidentiality agreement in connection with its consideration of a possible Third Party Acquisition Proposal to return or destroy in accordance with the terms of such confidentiality agreement all confidential information heretofore furnished to such Person by or on behalf of Shareholder or Seller.

(b)    Notwithstanding anything to the contrary in Section 11.3(a), at any time after the date of this Agreement and prior to obtaining the Shareholder Approval, Shareholder may, in response to an unsolicited bona fide written Third Party Acquisition Proposal that did not result from a material breach of Section 11.3(a) and that the Shareholder’s board of directors determines, in its good faith judgment (after consultation with its outside legal counsel and its financial advisor) constitutes or may reasonably be expected to lead to a Superior Proposal, and subject to complying with Section 11.3(d), (i) furnish information with respect to Shareholder and Seller and the Business to the Person making such Third Party Acquisition Proposal pursuant to a customary confidentiality agreement and standstill; provided, however, that Shareholder shall provide or make available to Purchaser any non-public information concerning Shareholder or Seller that is provided to the Person making such Third Party Acquisition Proposal or its representatives which was not previously provided or made available to Purchaser; and (ii) participate in discussions or negotiations with such Person and its representatives regarding such Third Party Acquisition Proposal; provided, further, that the Shareholder’s board of directors or any committee thereof may take the actions described in subsections (i) and (ii) above only if the Shareholder’s board of directors or any committee thereof determines in its good faith judgment (after consultation with its outside legal counsel and its financial advisor) that the failure to take such action would reasonably be expected to breach its fiduciary duties under Applicable Law.

(c)    Except as set forth in this Section 11.3(c), until the termination of this Agreement in accordance with the terms hereof, neither the Shareholder’s board of directors nor any committee thereof shall: (i) (A) withdraw, modify or amend or publicly propose to withdraw, modify or amend, in any manner adverse to the Purchaser, or fail to make, its recommendation to approve the sale and transfer of the Purchased Assets to Purchaser pursuant to this Agreement at the Shareholder Special Meeting (the “ Board Recommendation ”), or (B) approve or recommend, or publicly propose to approve or recommend, any Third Party Acquisition Proposal (any of the foregoing in clauses (A)-(B), an “ Adverse Recommendation Change ”), or (ii) adopt or recommend, or publicly propose to adopt or recommend, or allow Shareholder or Seller to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, or that is intended to or would reasonably be expected to lead to, any Third Party Acquisition Proposal (other than a confidentiality agreement referred to in Section 11.3(b)).  Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Shareholder Approval, the Shareholder’s board of directors may, in response to a bona fide unsolicited written Third Party Acquisition Proposal that was made after the date hereof, that did not result from a material breach of this Section 11.3, and that the Shareholder’s board of directors determines in good faith (after consultation with outside legal counsel and its financial advisor) constitutes a Superior Proposal (x) make an Adverse Recommendation Change if the Shareholder’s board of directors has determined in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Superior Proposal, the failure to make such Adverse Recommendation Change would reasonably be expected to breach its fiduciary duties under Applicable Law, or (y) cause Shareholder to terminate this Agreement pursuant to Section 11.1(h) and concurrently with such termination enter into an Acquisition Agreement if the Shareholder’s board of directors has concluded in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Superior Proposal, the failure to effect such termination would reasonably be expected to breach its fiduciary duties under applicable Law; provided, however, that Shareholder shall not be entitled to terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless, prior to or simultaneously with such termination, Shareholder pays to Purchaser by wire transfer of immediately available funds the Termination Fee; provided, further, that the Shareholder’s board of directors shall not be entitled to make an Adverse Recommendation Change in respect of any such Superior Proposal or terminate this Agreement pursuant to Section 11.1(h) in respect of any such Superior Proposal, and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless:

(i)  Shareholder has provided to the Purchaser four business days’ prior written notice that it intends to take a such action (a “ Notice of Designated Superior Proposal ”), which notice shall describe in reasonable detail the terms and conditions of any Superior Proposal (including the identity of the party making such Superior Proposal) that is the basis of the proposed action by the Shareholder’s board of directors (a “ Designated Superior Proposal ”) and attach the most current form or draft of any written agreement providing for the transaction contemplated by such Designated Superior Proposal and all other contemplated transaction documents (including any agreements with any stockholders, directors or employees) (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Designated Superior Proposal, and a new two business day period); and

(ii)  at the end of such initial four business day period or subsequent two business day period, such Third Party Acquisition Proposal has not been withdrawn and the Shareholder’s board of directors determines in good faith that such Third Party Acquisition Proposal continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement agreed to or proposed by the Purchaser in a binding written offer in response to a Notice of Designated Superior Proposal which is capable of being accepted by Shareholder).

(d)    Shareholder shall promptly (and in any event within two business days) advise the Purchaser orally and in writing of (i) any written Third Party Acquisition Proposal and (ii) any written request for non-public information relating to Shareholder or Seller by a Person with whom Shareholder enters into a confidentiality agreement pursuant to Section 11.3(b), other than requests for information not reasonably expected to be related to an Third Party Acquisition Proposal, including in each case the identity of the Person making any such Third Party Acquisition Proposal or request and the material terms of any such Third Party Acquisition Proposal or request and attach a copy of any such written Third Party Acquisition Proposal.  Shareholder shall keep the Purchaser reasonably and promptly informed in all material respects of the status and details (including any material change or proposed material change to the terms thereof) of any Third Party Acquisition Proposal.

ARTICLE XII

INDEMNIFICATION

         12.1   Indemnification by Seller and Shareholder.  Seller and  Shareholder, jointly and severally, hereby agree that, notwithstanding the Closing, the delivery of instruments of conveyance, and regardless of any investigation at any time made by or on behalf of, any party hereto, and regardless of any knowledge acquired by any party hereto or any information any party hereto may have in respect thereof, each of Seller and Shareholder will save, indemnify and hold each of Purchaser and its Affiliates and their respective directors, officers, employees, shareholders, partners, Shareholders, representatives, and agents (collectively, the “ Purchaser Indemnitees ”) harmless from and against any and all liabilities, losses, damages, claims, deficiencies, costs and expenses (including, without limitation, claims alleging the strict liability of Purchaser, reasonable attorney fees and other costs and expenses incident to any suit, action or proceeding) (“ Losses ”) arising out of or resulting from:

(a)     the breach or inaccuracy of any warranty or representation by Seller or Shareholder herein;

(b)     any failure of the Seller or Shareholder to perform or observe any covenant hereunder on the part of Seller or Shareholder to be performed or observed;

(c)    except only for the Liabilities specifically assumed by Purchaser pursuant to Section 2.4 hereof, and then only to the extent provided in said Section, any and all Liabilities of Seller or Shareholder, or arising from actions taken or matters occurring or not occurring on or prior to the Effective Time;

(d)    the disposal, discharge, deposit, abandonment, spill, emission, leak, or other release (including, without limitation, from an in ground structure) of Hazardous Substances on, at, under or emanating from the Real Estate (i) which are caused or created by or arise from the acts or omissions of Seller, or (ii)  which, to the Knowledge of Seller, occurred during the period that Seller owned or operated or conducted any activities (including, without limitation, the Business) at the Premise prior to the Effective Time;

(e)    all acts by or on behalf of the Purchaser with respect to the remediation of all environmental conditions and deficiencies identified in the Phase II Report.

Claims for indemnification by Purchaser under subpart (a) of this Section must be made within two (2) years of the Closing Date, or shall be forever barred; provided, however, that claims first made in writing in reasonable detail before the expiration of said twoâÂ?Â?year period can be pursued until they are finally resolved; and, provided further, that no time limit hereunder (other than any applicable statute of limitations) shall apply with respect to the representations and warranties made in Section 4.1 (Seller and Shareholder), Section 4.2 (Title) or Section 4.21 (Taxes).  No time limit hereunder shall apply to subparts (b), (c), (d) or (e) other than any applicable statute of limitations.

Neither Seller nor Shareholder will have any obligation under subpart (a) of Section 12.1 unless and until the aggregate amount of Losses for which Seller or Shareholder is obligated thereunder exceeds $25,000  (the “ Deductible ”), and then only for the amount of such Losses in excess of the Deductible, subject to the other terms of this Article XII. Seller’s and Shareholder’s obligations under subpart (a) of Section 13.1 in the aggregate, will not exceed an amount equal to $225,000.00, subject to the other terms of this Article XII. Notwithstanding the foregoing, this paragraph will not limit any liability with respect to breaches of representations and warranties made in Section 4.1 (Seller and Shareholder), Section 4.2 (Title), or Section 4.21 (Taxes), any liability under subparts (b), (c), (d) or (e) of Section 12.1 or any liability arising due to fraud.

In no event shall the combined liability of Seller and/or Shareholder exceed the Purchase Price.

          12.2  Indemnification by Purchaser.  Purchaser hereby agrees that, notwithstanding the Closing, the delivery of instruments of conveyance, and regardless of any investigation at any time made by or on behalf of any party hereto, or of any knowledge acquired by any party hereto  or of any information any party hereto may have in respect thereof, Purchaser will save, indemnify and hold each of Seller and Shareholder and their Affiliates and their respective directors, officers, employees, shareholders, partners, Shareholders, representatives, and agents (collectively, the “ Seller Indemnitees ”) harmless from and against any and all Losses arising out of or resulting from:

 (a)    the breach or inaccuracy of any warranty or representation by Purchaser herein;

(b)    any failure of the Purchaser to perform or observe any covenant hereunder on the part of Purchaser to be performed or observed; or

(c)    the Assumed Liabilities and any liability arising from Purchaser’s or any of Purchaser’s Affiliates’ operation of the Business after the Effective Time.

         Claims for indemnification by Seller or Shareholder under subpart (a) of this Section must be made within two (2) years of the Closing Date; provided, however, that claims first made in writing in reasonable detail before the expiration of said twoâÂ?Â?year period may be pursued until they are finally resolved.  No time limit hereunder shall apply to subparts (b) or (c) other than any applicable statute of limitations.

          12.3   Exclusive Remedies. The sole and exclusive remedies of the parties arising out of or resulting from this Agreement will be strictly limited to those contained in this Article XII and in Section 7.4 (Remedies and Scope of Enforcement; Construction); provided, however, that the restrictions of this Section 12.3 shall not apply to (a) a claim for fraud, or (b) a claim for injunctive relief or specific performance.

          12.4   Other Indemnification Matters.  Notwithstanding any other term herein, no party will be obligated to any other Person for any consequential, indirect, special, exemplary or punitive damages, or Losses to the extent constituting such damages, and no party will be obligated to any other Person for any Loss determined as a multiple of income, revenue or the like, relating to the breach of any representation or warranty herein; provided, however, that the foregoing will not apply to (i) any Losses arising from a breach of the provisions of Article VII hereof; or (ii) any claim by a Person who is not a party hereto or who is not a Seller Indemnitee or a Purchaser Indemnitee (any such claim being a “ Third Party Claim ”).

          For purposes of calculating the amount of any Loss incurred by any Seller Indemnitee or any Purchaser Indemnitee under this Article XII, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements received by the Seller Indemnitee or the Purchaser Indemnitee (as applicable) in connection with such Loss, net of any increase in premiums, whether retroactive or future, attributable to such Loss, deductibles or co-pays incurred or any other applicable amounts incurred in connection therewith, including costs of pursuing recovery or of pursuing collection.

          12.5   Indemnification Procedures.

          A party entitled to indemnification hereunder (the “ Claiming Party ”) will give the party obligated to provide such indemnification (the “ Indemnifying Party ”) prompt notice of any claim for which the Claiming Party proposes to demand indemnification, which notice must specify in reasonable detail the amount and nature of such claim (to the extent known) (such notice being the “ Initial Claim Notice ”).  Thereafter, the Claiming Party will give the Indemnifying Party, promptly after the Claiming Party’s receipt thereof, copies of all documents received by the Claiming Party relating to any such Third Party Claim.  The failure to promptly give such notice or to promptly give such copies will not relieve the Indemnifying Party of any liability hereunder, except if the Indemnifying Party was prejudiced thereby, but only to the extent of such prejudice.  Each party will, and will cause its Affiliates to, cooperate and assist in all reasonable respects with respect to any Third Party Claim.

          Promptly after receiving an Initial Claim Notice relating to a Third Party Claim, the Indemnifying Party will have the option to conduct the defense of such Third Party Claim, at the expense of the Indemnifying Party; provided, however, that the Indemnifying Party shall not be permitted to assume the defense (i) if there is a reasonable probability that any Third Party Claim may adversely affect the Claiming Party other than as a result of money damages or other money payments, or may involve exposure of the Claiming Party to any criminal liability or fines or forfeitures; or (ii) if the Indemnifying Party is also a party to such proceeding and the Claiming Party determines in good faith that joint representation would create a conflict of interest based upon advice from legal counsel. To elect to conduct such defense, the Indemnifying Party must give written notice of such election to the Claiming Party within 30 days after the Claiming Party gives the corresponding Initial Claim Notice to the Indemnifying Party.  If the Indemnifying Party conducts the defense of such Third Party Claim, then (a) the Claiming Party may participate, at its own expense, in such defense, (b) each party will keep the other party reasonably informed of all matters material to such defense and Third Party Claim, (c) the Claiming Party will not (and will cause its Affiliates not to) admit liability with respect to, or compromise or settle, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld), and (d) the Indemnifying Party will not compromise or settle such Third Party Claim, without the consent of the Claiming Party (which consent will not be unreasonably withheld). Notwithstanding the foregoing, the Claiming Party shall have no obligation to consent to a compromise or settlement which (i) provides for injunctive or other nonmonetary relief affecting the Claiming Party or (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Claiming Party and its Affiliates of a release from all liability with respect to such claim or litigation.   If the Indemnifying Party does not elect to conduct the defense of such Third Party Claim, then the Claiming Party may conduct the defense of such Third Party Claim in any manner that the Claiming Party reasonably deems appropriate, at the expense of the Indemnifying Party, and the Claiming Party will have the right to compromise or settle such Third Party Claim after receiving the consent of the Indemnifying Party (which consent will not be unreasonably withheld).

   ARTICLE XIII

NATURE AND SURVIVAL OF REPRESENTATIONS

          All statements contained in any certificate or other instrument delivered by or on behalf of Seller or Shareholder, or Purchaser, pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by Seller, Shareholder or Purchaser hereunder. Subject to the limitations set forth in this Agreement, all representations and warranties and agreements made by Seller, Shareholder or Purchaser in this Agreement or pursuant hereto shall survive the Closing hereunder (and any investigation at any time made by or on behalf of, and any knowledge of, Seller or Purchaser).

ARTICLE XIV

NOTICES

         All notices, requests, demands, claims, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) at the time of delivery if physically delivered, (b) at the time of transmission if transmitted by email, (c) 5 business days after having been deposited in the United States Mail, as certified or registered mail (with return receipt requested and with first class postage pre-paid), or (d) 1 business day after having been transmitted to a third party providing delivery services in the ordinary course of business which guarantees delivery on the next business day after such transmittal (e.g., via Federal Express), all of which notices or other communications shall be addressed to the recipient as follows:

                   (a)     To the Seller and Shareholder:

                                               Oakridge Holdings, Inc.

                                               400 West Ontario Street

                                               Chicago, Illinois 60654

                                               Attn: Robert Harvey

                            with a copy thereof to:

                                               ___________________________

                                               ___________________________

                                               ___________________________

                                               ___________________________

                                               ___________________________

                   (b)     To Purchaser:

                                                Kruckeberg Industries, LLC

                                               500 Minimizer Way SE

                                               Blooming Prairie, MN 55917

                                               Attn:  Christopher Thorpe

                             with a copy thereof to:

                                               Gray, Plant, Mooty, Mooty & Bennett

                                               500 IDS Center

                                               80 South Eighth Street

                       Minneapolis, MN  55402

                                                    Attn:  Christopher Carlisle

  or to such other address or to such other Person as Purchaser or Seller shall have last designated by notice to the other.

ARTICLE XV

MISCELLANEOUS

         15.1   Modification.  This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

         15.2   Expenses.  Whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall pay its own expenses incurred in connection with the authorization, preparation, execution or performance of this Agreement and all transactions contemplated hereby, including without limitation all fees and expenses of agents, representatives, counsel and accountants.  For avoidance of doubt, Shareholder will be solely responsible for all expenses, costs and fees associated with the preparation and delivery of a proxy statement as contemplated in Section 2.10, the Special Shareholder Meeting, and any securities law filings necessary to accomplish the same.

         15.3   Assignment.  This Agreement shall not be assignable by any party hereto without the prior written consent of the other party, except that Purchaser may assign this Agreement to an Affiliate of Purchaser, but such an assignment shall not relieve Purchaser of its obligations hereunder.

         15.4     Governing Law; Waiver of Jury Trial.  This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Minnesota. The exclusive venue for any dispute arising under or in connection with this Agreement shall be Hennepin County, Minnesota, and any claim brought by any party to this Agreement shall be brought in a state or federal court sitting in such County. Each party waives any objection to such venue. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

         15.5   Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         15.6   Headings.  The headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision thereof.  Reference to numbered “articles,” “sections,” “paragraphs” and “subparagraphs,” and to lettered “Exhibits” refer to articles, sections, paragraphs and subparagraphs of this Agreement and Exhibits annexed thereto.

         15.7   No Third Party Beneficiaries.  Except as provided in Article XII with respect to indemnification of Purchaser Indemnitees and of Seller Indemnitees hereunder, nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective heirs, successors and permitted assigns.

         15.8   Joint and Several.  All obligations of Seller and Shareholder hereunder shall be joint and several obligations.  For the avoidance of doubt, all obligations of Robert Harvey under Article VII of this Agreement are solely obligations of Mr. Harvey.

         15.9   Change of name by Seller. Promptly after the closing hereunder, (i) Seller will change its corporate name to a name which does not include the word “Stinar” or any variant thereof, and which in any event is not similar to Seller’s current corporate name; and (ii) as specified by Purchaser, will either terminate its current trade name registration for the name “Stinar Corporation”, or assign said registration to Purchaser.

         15.10  Access to Books and Records.  Under the terms of this Agreement, Purchaser is receiving some of the books and records which relate to Seller’s business relating to the Purchased Assets, while Seller is retaining other records.  Each party agrees that for a period of three (3) years from the Closing Date, said party shall preserve any books and records relating to the Purchased Assets and the related business, and that during such period it will afford to the other party access to all such books and records at reasonable business hours and upon reasonable notice.  After the termination of said threeâÂ?Â?year period each party shall be free to dispose of any such records in such form as it pleases, unless the other party has requested said records.  If the other party has made such a request, the party receiving the request either shall give to the requesting party the originals or copies of such records, or may retain such records subject to the requesting party’s continuing right to inspect the same.

         15.11  No Implied Representations; Non-Reliance.  The parties hereto acknowledge that, except as expressly provided in this Agreement, none of the parties to this Agreement, and none of the Affiliates of any party to this Agreement, has made or is making any representations or warranties whatsoever, implied or otherwise, including with respect to forecasts, projections or other forward-looking information that has been made available to Purchaser prior to the date hereof. EXCEPT AS SET FORTH EXPRESSLY IN THIS AGREEMENT, SELLER AND SHAREHOLDER DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY RELATING TO ANY ASSET (TANGIBLE, INTANGIBLE OR MIXED) OF SELLER, INCLUDING IMPLIED WARRANTIES OF FITNESS, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Except as expressly provided in this Agreement, each party hereby disclaims any reliance upon any information or document given or made available (or not given or made available) to such party by or on behalf of the other party or parties in contemplation of the transactions contemplated by this Agreement or any other agreement or document contemplated hereby.

 ( Remainder of page intentionally left blank.  Signature page follows. )

(Signature page to Asset Purchase Agreement)

  IN WITNESS WHEREOF , the parties hereto have duly executed this Agreement as of the date first above written.

                                                            PURCHASER:

                                                            KRUCKEBERG INDUSTRIES, LLC

                                                            By /s/ Craig D. Kruckeberg

                                                                  Craig D. Kruckeberg, its Chief Manager and CEO

                                                           SELLER:

                                                             STINAR HG, INC.

                                                            By:   /s/ Robert Harvey , its President

                                                             SHAREHOLDER:

                                                             OAKRIDGE HOLDINGS, INC.

                                                            By: /s/ Robert Harvey

                                                                   Robert Harvey, its Chief Executive Officer

ROBERT  HARVEY:

Who is executing this Agreement solely to evidence his agreement to the Harvey Covenant set forth in Article VII hereof, and who shall not otherwise have any personal liability under or in connection with this Agreement as a result of his execution of this Agreement. Robert Harvey acknowledges and agrees (i) that his agreement to the Harvey Covenant is a material inducement to Purchaser to enter into this Agreement and that Purchaser is entering into this Agreement in reliance on his agreement to the Harvey Covenant, and (ii) that because of his significant ownership of stock in Shareholder, and the benefits he will therefore receive as result of the transactions contemplated hereby, he is receiving good and adequate consideration for his agreement to said Harvey Covenant.

/s/ Robert Harvey

 Robert Harvey

LIST OF EXHIBITS

EXHIBIT        DESCRIPTION

A                     Purchased Assets*

B                      Retained Assets*

C                     Acquired Contracts*

D                     Assumed Liabilities*

E                      Equipment*

F                      (Intentionally Omitted)

G                     (Intentionally Omitted)

H                     Form of Robert Harvey Consulting Agreement*

I                       Form of Robert Gregor Employment Agreement*

Disclosure Schedule*

*To be agreed by the Parties no later than five business days prior to the Closing Date.

EXHIBIT A

“PURCHASED ASSETS”

The “Premise”, as defined in the Agreement and more specifically described as:

Lot Four (4) and Lot Five (5), Block Two (2) in Sibley Terminal Industrial Park, according to the recorded plat thereof now on file and of record in the office of the Register of Deeds of Dakota County, Minnesota.

Being Registered land as is evidenced by Certificate of Title No. 145094.